Exhibit 10.15

SCHEDULE 10.15

Carmell Therapeutics Corporation

AMENDED AND RESTATED II CONSULTANT AGREEMENT

This Amended and Restated Consultant Agreement (“Agreement”) is entered into as of December 15, 2020 (the “Effective Date”) by and between Carmell Therapeutics Corporation (“Carmell”), with offices at 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania, 15203 and Dr. James Hart (“Consultant”), an individual with a place of residence at Ballynahown Circle, Fairfax, Virginia 22030. This Agreement amends and restates in its entirety the Carmell Therapeutics Corporation Consultant Agreement dated March 11, 2016 between Carmell and Consultant.

Background

Carmell is a company developing proprietary biomaterials and is in need of assistance with developing and executing a strategic regulatory plan and certain other matters.

Consultant is an individual with substantial, relevant experience in working with life sciences companies.

Subject to the terms and conditions of this Agreement, the parties desire that Consultant provide counseling and other business advisory services to Carmell as set forth on Exhibit A attached hereto (“Services”).

NOW, THEREFORE, intending to be legally bound, Carmell and Consultant agree as follows:

1.    Services.

1.1    General. Subject to the terms and conditions of this Agreement, Consultant shall provide Services to Carmell as specified by Carmell from time-to-time. The schedule for providing the Services shall be mutually acceptable to Carmell and Consultant; provided, that Consultant shall provide Services to Carmell for up to approximately 5-10 hours per week.

1.2    Services. Consultant will be supervised by and report to Carmell’s Chief Executive Officer in performing the Services. Carmell’s Chief Executive Officer shall be entitled to exercise a broad general power of supervision over the results of Services performed by Consultant to ensure satisfactory performance. This power of supervision shall include the right to inspect, stop work, make suggestions or recommendations as to the details of the work, and request modifications to the scope of the Services. Consultant shall observe at all times the security and safety policies of Carmell.

1.3    Independent Contractor Status. The parties agree that Consultant is an independent contractor and not an employee, agent, joint venturer, or partner of Carmell. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Carmell and Consultant. Consultant shall bear sole responsibility for benefits, compensation, withholding, worker’s compensation, and all other such tax and other matters applicable to the Services.

2.    Stock Option; Compensation.

2.1    Stock Option. In consideration of the Services provided by Consultant, the previously granted stock options outlined in Exhibit B, shall remain in place, and continue to vest according to the individual grant’s vesting schedule, ten-year expiration and overall terms of the “Grant Agreement”. Upon termination of this Agreement, vesting of the Option shall cease immediately on the date of termination.

2.2    Fees. Upon Carmell closing a Series C Preferred Stock financing, Carmell shall pay Consultant a monthly fee of $15,000 for Services provided during the term of this Agreement. Carmell shall reimburse Consultant for reasonable out-of-pocket expenses actually incurred by Consultant in the course of performing the Services, provided that: (i) Consultant obtains Carmell’s written approval prior to incurring any expense in excess of $50; (ii) Consultant obtains Carmell’s written approval prior to incurring aggregate expenses in excess of $300 in any calendar month and (iii) Consultant provides Carmell with paid receipts or other documentation regarding such expenses as Carmell may request. Consultant shall submit (i) reports, as requested, setting forth, in such detail as Carmell may request, the Services provided and expenses incurred since the last such report, and (ii) invoices on a calendar monthly basis for Services performed and expenses incurred during such month. Each invoice will provide a breakdown and distribution of charges for Services, and an itemization of any expense items. Carmell shall pay each undisputed invoice within thirty (30) days after receipt.

3.    Confidentiality.

3.1    General. Consultant acknowledges that, in the course of performing its obligations under this Agreement, it may have access to the Confidential Information (as defined below) of Carmell. Consultant shall use the Confidential Information only in furtherance of this Agreement and shall not transfer or otherwise disclose the Confidential Information to any third party. Consultant shall (i) give access to such Confidential Information solely to those individuals with a need to have access thereto, and (ii) take the same security precautions to protect against disclosure or unauthorized use of such Confidential Information as Consultant takes with its own confidential information but, in no event, shall Consultant apply less than a reasonable standard of care to prevent such disclosure or unauthorized use. Consultant agrees to promptly return or destroy the Confidential Information upon the termination of this Agreement or as requested by Carmell.

3.2    Definition. “Confidential Information” shall mean confidential or other proprietary information that is disclosed by Carmell to Consultant under this Agreement including, without limitation, designs, drawings, models, prototypes, software designs and code, product specifications and documentation, business and product plans and data, and other written or oral confidential business information. Confidential Information shall not include information which: (i) is or becomes public knowledge without any action by, or involvement of, Consultant; or (ii) is already known to Consultant at the time of disclosure under this Agreement without restriction of confidentiality, as evidenced in writing.

4.    Ownership.

4.1    General. Consultant hereby agrees that all right, title and interest in all materials or other items developed or created in the course of performing Services under this Agreement (“Deliverables”), and any Derivative Works (as defined below) therein, including all Intellectual Property Rights (as defined below) in the foregoing, shall belong exclusively to Carmell and shall, to the extent possible, be considered a work made for hire for Carmell within the meaning of 17 U.S.C. § 101. Consultant hereby assigns and agrees to assign, at the time of creation of the Deliverable, without any requirement of further consideration or documentation, any right, title, or interest it or they may have in such Deliverable and any Derivative Work therein, including any Intellectual Property Rights pertaining in the foregoing. Upon the request of Carmell, Consultant shall take such further actions, including execution and delivery of all documents, as may be appropriate or desirable to confirm such rights. All Deliverables and any Derivative Works thereof shall be the Confidential Information of Carmell, and Consultant shall maintain the confidentiality of such Deliverables, and Intellectual Property Rights associated therewith, in accordance with Section 3.

4.2    Definitions. “Intellectual Property Rights” shall mean all forms of intellectual property rights and protections that may be obtained including, without limitation, all right, title and interest in and to all foreign, federal, state and common law rights relating to: (i) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications now or hereafter filed; (ii) trade secret rights and equivalent rights; (iii) copyrights, mask works, and other literary property and authors rights, whether or not protected by copyright or as a mask work; and (iv) trademarks, trade names, symbols, logos, brand names and other proprietary indicia. “Derivative Work” shall mean a work that is based on one or more preexisting work(s) and which, if prepared without authorization of the owner of the preexisting work(s), would constitute an infringement of such owner’s Intellectual Property Rights.

5.    Term and Termination.

5.1    Term. This Agreement will become effective on the Effective Date and will continue until it is terminated by either party.

5.2    Termination for Convenience. Either Carmell or Consultant may terminate this Agreement immediately upon written notice to the other party. In the event this Agreement is terminated, (i) Consultant shall deliver to Carmell all deliverables and works in progress created through the date of termination; (ii) Carmell shall pay Consultant any outstanding and undisputed fees incurred prior to termination and (iii) Consultant shall return to Carmell any and all Confidential Information provided by Carmell to Consultant.

5.3    Survival. In the event of any termination or expiration of this Agreement, Sections 3, 4, 5, 7 and 8 hereof shall survive and continue in effect.

6.    No Conflicts with Other Agreements. Consultant represents and warrants to Carmell that Consultant is able to enter into, and perform under, this Agreement free from any conflicts with other agreements to which Consultant may be subject, including without limitation, any agreements with prior employers or other parties to which Consultant may provide consulting services. If such a conflict arises in the future, Consultant shall immediately notify Carmell, and the parties shall determine the appropriate actions to take to resolve such conflict at that time.

7.    Non-Compete; Non-Solicitation.

7.1    Non-Compete. For the period commencing on the Effective Date and ending on the date which is one (1) year following termination of this Agreement, Consultant shall not be employed by, act as a consultant to or otherwise perform services for, or assist in the development of any Competing Business (as defined below). “Competing Business” shall mean any person, business, enterprise or other entity which develops or sells, directly or indirectly, or attempts to develop or sell products or services that compete with Carmell’s products and services as they exist at any time during Consultant’s service with Carmell, or under development by Carmell at any time during Consultant’s service with Carmell. Provided, however, that this covenant not to compete shall not preclude Consultant from owning, as a passive investor, up to one percent (1%) of the outstanding shares in a publicly traded company for the shares of which an active public trading market exists.

7.2    Non-Solicitation. For the period commencing on the Effective Date and for a period of one (1) year following termination of this Agreement, Consultant shall not (i) directly or indirectly employ, induce, solicit for employment, or assist others in employing any individual who is at any time during such period an employee of Carmell, or (ii) in any manner disparage Carmell, its management or its products, whether to existing or potential customers, financing sources or otherwise.

8.    General Provisions.

8.1    Complete Understanding; Modification. This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by both parties hereto.

8.2    Nonassignability and Binding Effect. Consultant shall not assign this Agreement to any third party without the prior written consent of Carmell. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

8.3    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law. The parties agree that the state and federal courts sitting in Pittsburgh, Pennsylvania USA shall have proper and exclusive jurisdiction and venue for any proceedings, actions or disputes arising from this Agreement.

8.4    Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change such address by written notice in accordance with this Section. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two (2) days after mailing.

8.5    Publicity. Consultant agrees to allow Carmell to use his name and biographical description in Carmell’s business plan and any other presentations in connection with obtaining funding or otherwise promoting Carmell.

8.6    Subcontractors. Consultant shall not subcontract this Agreement or any portion thereof to any third party without (i) the prior written consent of Carmell, which may be withheld at Carmell’s sole discretion, and (ii) the prior written agreement of the proposed subcontractor to be bound by the provisions of this Agreement. Notwithstanding any such contract, Consultant shall not be relieved of its performance or obligations under this Agreement and shall be responsible for all work performed by subcontractor.

8.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CARMELL:

CARMELL THERAPEUTICS CORPORATION

By:	/s/ Randolph W. Hubbell
Name:	Randolph W. Hubbell
Title:	President and CEO

CONSULTANT:

/s/ James Hart
Dr. James Hart

[Signature Page to Amended and Restated Carmell Therapeutics Corporation Consultant Agreement]

SCHEDULE 10.15

EXHIBIT A

Services

•	Serving as Carmell’s Chief Medical Officer.

•	Providing strategic advice on the Carmell’s market needs, regulatory strategy and clinical strategy/planning.

•	Assisting on a limited basis (only when needed) with fund raising when investors wish to hear from medical lead/expert.

•	Assisting with regulatory planning for pre-submission meeting with FDA.

•	Participating in regulatory consulting and CRO partner selection, conference calls with potential investors and occasional in-person meetings (if needed).

•	Providing advice on product development (i.e. formulation selection).

•	Assisting CEO with early organizing of MAB.

•	Providing other related services as requested by Carmell’s Chief Executive Officer.

EXHIBIT B

Grant Agreement

Optionee	Shares Subject to Option	Grant Date	Exercise Price
James Hart, MD	263,750	3/11/2016	$0.1100
James Hart, MD	324,387	6/20/2017	$0.1100
James Hart, MD	138,258	7/19/2019	$0.1400
James Hart, MD	148,854	7/17/2020	$0.1400